PREMIUM CIGARS INTERNATIONAL, LTD.
               10855 North Frank Lloyd Wright Boulevard, Suite 102
                            Scottsdale, Arizona 85259


                                 January 7, 1997




Syed A. Shaikh, President
TSG Import, Export and Manufacturing Corporation

                  Re: Agreement between PCI and TSG for the supply of brand name and private label cigars to PCI by TSG.

Dear Shaikh:

         This letter agreement (the "Letter Agreement") shall set forth our understanding of the initial agreement between Premium Cigars International, Ltd., an Arizona corporation ("PCI"), and TSG Import, Export and Manufacturing Corporation, a Maryland corporation ("TSG"), regarding the supply of brand name and private label cigars to PCI by TSG. It is our understanding that the agreement between TSG and PCI (the "Initial Agreement") is as follows:

         1. Term of Agreement. The term of the Initial Agreement shall be for six (6) calendar months from the date of this Letter Agreement (the "Agreement Term").

         2. Minimum Purchase by PCI. PCI agrees to order, in the aggregate, from TSG a minimum of * cigars per calendar month (the "Minimum Orders") and take delivery of such cigars upon tender by TSG. The cigars shall be delivered to PCI by TSG according to the instructions specified by each purchase order provided to TSG by PCI. Notwithstanding the forgoing, any cigars ordered by and delivered to PCI that are returned to TSG due to quality problems shall be included in the total number of cigars applied to the Minimum Orders for a calendar month even if a refund of payment for such returned cigars is made by TSG to PCI.

         3. Output Requirements. The initial output requirement for TSG shall be
* cigars per calendar month (the "Output Requirement"). PCI may, in any calendar month, order quantities greater than the Output Requirement, however, TSG shall not be required to deliver to PCI, pursuant to such orders, quantities of cigars in a total aggregate amount in excess of the then existing Output Requirement. PCI may increase the Output Requirement at any time by increments of up to * cigars per month upon the provision of sixty (60) calendar days prior

* Confidential portions omitted and filed separately with the Commission.

Syed A. Shaikh, President
TSG Import, Export and Manufacturing Corporation
January 9, 1997
Page 2


written notice to TSG of such increase. TSG may reduce the Output Requirement by increments of up to * cigars per month upon sixty (60) calendar days prior written notice to PCI of such decrease if the total number of cigars ordered by PCI for each of the three (3) calendar months prior to the delivery of such notice was below the then existing Output Requirement. Notwithstanding the foregoing, upon any reduction of the Output Requirement by TSG, the resulting amount of the Output Requirement shall not be less than the highest total number of cigars ordered by PCI in any single calendar month prior to such reduction of the Output Requirement by TSG.

         4. Taxes and Shipping. Except for the state taxes applicable to each cigar delivered to PCI by TSG in the United States of America, TSG agrees to pay all other federal, state and other governmental taxes, duties and tariffs associated with each cigar delivered to PCI pursuant to a PCI purchase order. TSG shall also pay all transportation, shipping and handling charges for all cigars delivered to PCI at such locations in the United States as specified by PCI purchase orders.

         5. Exclusive Supplier; * Supplier. TSG shall serve as PCI's exclusive supplier of the name brand of cigars sold under the brand labels "Santiago", "Anillo-De-Oro", "E. Leon Jimenez" and "Carbonnel" (collectively the "Exclusive Cigars"). TSG agrees to supply the Exclusive Cigars to PCI at a price * . TSG agrees to maintain such * pricing during the Agreement Term. Failure of TSG to maintain such * pricing shall be considered a material breach of its obligations which may only be cured, within the time period specified by Paragraph 12 below, by an immediate refund of any and all monies overpaid by PCI to TSG because of such breach.

         6. Private Label Cigars. TSG agrees to supply to PCI cigars labeled under PCI brand names (each a "Private Label Brand" and collectively the "Private Label Brands"). Unless otherwise specified in writing to TSG by PCI, the first Private Label Brand to be supplied by TSG shall be of the same or better quality (in tobacco leaf, wrapping, packaging and manufacturing) as * cigars. Subsequent Private Label Brands to be supplied by TSG to PCI and the price of each such brand shall be specified by mutual agreement of TSG and PCI. All Private Label Brands shall be manufactured by TSG exclusively for PCI. Notwithstanding the foregoing and except for custom blends developed specially for or by PCI, TSG shall have the right to produce cigars under different labels for TSG customers other than PCI.

* Confidential portions omitted and filed separately with the Commission.

Syed A. Shaikh, President
TSG Import, Export and Manufacturing Corporation
January 9, 1997
Page 3


         7. Orders. TSG shall use its best efforts to fill all PCI purchase orders as written. TSG may, however, at the same price specified in a PCI purchase order and upon the written consent of PCI, make substitutions of the same or better quality of cigars for any or all cigars ordered by PCI in such purchase order other than Private Label Cigars. However, any quantity of substituted cigars meeting the specifications of this Paragraph 7 and offered to and refused by PCI shall be included in the determination of TSG's satisfaction of the Output Requirement. PCI shall not be required to accept delivery of or make payment for any cigars delivered by TSG to PCI not pursuant to a PCI purchase order.

         8. Returns. Within ten (10) business days of PCI's receipt of any cigars delivered by TSG pursuant to a PCI purchase order, PCI may return any or all of such cigars because of damage or quality problems. Pursuant to the written instruction of PCI, TSG shall immediately either replace such returned cigars or refund all monies paid by PCI for such returned cigars.

         9. Payment. Payment by PCI for a purchase order shall be made in full at the time of PCI's placing of such purchase order.

         10. Pricing. At least once per each * period, TSG shall provide PCI with a dated pricing sheet (the "Price Sheet") listing (i) a description of the then current prices (in U.S. dollars) of all cigars able to be supplied to PCI by TSG and (ii) the availability of each such cigar which availability shall include minimum delivery time and maximum quantity available to be supplied during the following sixty (60) day period. TSG shall guarantee * pricing on all cigars listed on the Price Sheet except for cigars * for which TSG shall guarantee * pricing. The availability of cigars as listed on the price sheets issued by TSG shall not be guaranteed by TSG.

         11. Compliance. TSG hereby warrants that all cigars delivered to PCI shall meet all federal and state rules, regulations and standards applicable to such tobacco products and that such cigars shall not contain any materials or substances (i) not normally found in such tobacco products or (ii) that are illegal or in violation of applicable federal and state rules, regulations and standards. TSG agrees to indemnify and hold PCI harmless from any loss, claim, damage, cost or expense resulting from TSG's breach of its warranties specified in this paragraph 11.

         12. Termination for Breach. If a material breach of the Initial Agreement by either party is not cured within thirty (30) calendar days of the non-breaching party's delivery of

* Confidential portions omitted and filed separately with the Commission.

Syed A. Shaikh, President
TSG Import, Export and Manufacturing Corporation
January 9, 1997
Page 4


written notice to the breaching party of such breach, the non-breaching party may, at its option, immediately terminate the Initial Agreement.

         13. Choice of Law. This Letter Agreement has been made and entered into in the State of Arizona and it and the Initial Agreement shall be construed in accordance with the laws of the State of Arizona, excluding its choice of law provisions. The parties agree that the Courts of Arizona, including Maricopa County, Arizona Superior Court shall be the proper and exclusive forum for any action relating to a dispute between the parties arising out of, or related to, this Letter Agreement and the Initial Agreement. Each party consents to the in personam jurisdiction of said court.

         14. Formal Agreement.  PCI and TSG agree to negotiate,  at least thirty
(30) days prior to the end of the Agreement Term, a more formal written agreement memorializing the terms and conditions of the agreement between the parties (the "Formal Agreement"). If the Formal Agreement is not executed by both PCI and TSG thirty days (30) prior to the end of the Agreement Term, the Initial Agreement shall automatically terminate at the end of the Agreement Term. Furthermore, until such time as the Formal Agreement is executed by both PCI and TSG, this Letter Agreement and any written modifications hereof signed by both PCI and TSG, shall be the sole and complete understanding between the parties as to the Initial Agreement and shall supersede any prior understandings or written or oral agreements between the parties respecting the subject matter hereof. No oral modifications of this Letter Agreement or the Initial Agreement shall be binding on either party.

         15. Right of Cancellation. Either party, without cause and with a minimum of sixty (60) days written notice to the other party, may cancel this Agreement. All terms and conditions of this Agreement shall remain in full force and effect during the sixty (60) day period after notice of cancellation has been tendered. At the close of the sixty (60) day period, the parties agree to conduct a final accounting of all cigars shipped and payments made and reconcile any payments or refunds due.

         If the foregoing accurately reflects your understanding of our agreement, please execute this Letter Agreement where indicated below and return a copy of the executed letter to me. If you have any questions, or this letter misstates your understanding of our agreement, please call me. We look forward to continuing our relationship with you on this contract.

* Confidential portions omitted and filed separately with the Commission.

Syed A. Shaikh, President
TSG Import, Export and Manufacturing Corporation
January 9, 1997
Page 5




                                        Very truly yours,

                                        Premium Cigars International, Ltd.


                                        By:    /s/  Steve Lambrecht
                                           ---------------------------
                                             Steve Lambrecht
                                        Its: Chief Executive Officer




AGREED TO AND ACCEPTED BY:
TSG Import, Export and Manufacturing Corporation


By:   /s/  Syed A. Shaikh
   -------------------------
     Syed A. Shaikh
Its: President

* Confidential portions omitted and filed separately with the Commission.